UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2023

DORIAN LPG LTD.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-36437	66-0818228
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (203) 674-9900

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LPG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

The information contained in this Current Report on Form 8-K is hereby incorporated by reference into the registration statement on Form S-3 (File No. 333-26588) of Dorian LPG Ltd. (the “Company”), filed with the Commission on August 5, 2022.

Item 1.01 Entry into a Material Definitive Agreement

The information provided in Item 2.03 below is incorporated herein by reference, as applicable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 22, 2023, the Company and certain of its wholly-owned subsidiaries entered into an amended and restated debt financing facility (the “2023 A&R Debt Facility”) with Crédit Agricole Corporate and Investment Bank (“Credit Agricole”), ING Bank N.V. (“ING”), Skandinaviska Enskilda Banken AB (publ) (“SEB”), BNP Paribas (“BNP”), and Danish Ship Finance A/S (“DSF”, and together with Credit Agricole, ING, SEB and BNP, the “Lenders”). The 2023 A&R Debt Facility amended and restated the Company’s 2022 debt financing facility with the Lenders and consists of (i) a term loan facility in an aggregate original principal amount of $240.0 million, of which $215,000,000 remains outstanding on the date hereof, (ii) a revolving credit facility in an aggregate principal amount of up to $50.0 million and (iii) an uncommitted accordion term loan facility in an aggregate principal amount of up to $100.0 million. The 2023 A&R Debt Facility  matures on August 4, 2029, with drawn amounts thereunder accruing interest at a rate of SOFR plus a margin ranging between 2.05 and 2.15%, plus or minus a sustainability pricing adjustment of 0.05%. The undrawn revolving credit facility accrues interest at a rate equal to 0.40% of the margin.

The 2023 A&R Debt Facility is secured by, among other things, (i) first priority Bahamian mortgages on the vessels financed, (ii) first priority assignments of all of the financed vessels’ mandatory insurances and earnings and management agreements; (iii) first priority pledge in respect of all limited liability company interests of the borrowers and vessel-owning guarantors; (iv) first priority charter assignments of all of the financed vessels’ long-term charters to non-Helios LPG Pool parties with an original tenor greater than 13 months; and (v) a guaranty by the Company guaranteeing the obligations of the borrower and other guarantors under the facility agreement. The 2023 A&R Debt Facility further provides that the facility is to be secured by assignments of the borrower’s rights under any hedging contracts in connection with the facility, but such assignments have not been entered into at this time.

The 2023 A&R Debt Facility also contains customary covenants that require the Company to maintain adequate insurance coverage and to properly maintain the vessels. The loan facility includes customary events of default, including those relating to a failure to pay principal or interest, breaches of covenants, representations and warranties, a cross-default to certain other debt obligations and non-compliance with security documents, and customary restrictions on paying dividends if an event of default has occurred and is continuing, or if an event of default would result therefrom.

The Company is required to comply with the following financial covenants from the 2023 A&R Debt Facility, calculated on a consolidated basis, determined and defined according to the provisions of the loan agreement and its amendments:

●	The ratio of current assets and long-term restricted cash divided by current liabilities, excluding current portion of long-term debt, shall always be greater than 1.00;
●	Maintain minimum shareholders’ equity at all times equal to the aggregate of $400 million;
●	The ratio of consolidated net debt to consolidated total capitalization shall not exceed 0.60 to 1.00;
●	Fair market value of the mortgaged ships plus any additional security over the outstanding loan balance shall not be less than 145%; and
●	Minimum liquidity covenant of the greater of (i) $27.5 million and (ii) 5% of consolidated interest-bearing debt.

Item 9.01.Financial Statements and Exhibits

(d)Exhibits

Exhibit Number	Description
10.1

Amended and Restated Loan Agreement, dated as of December 22, 2023, among Dorian LPG Finance LLC as borrower, the Company as parent guarantor, certain wholly-owned subsidiaries of the Company as owner guarantors, Credit Agricole and ING as bookrunners and structurers, Credit Agricole, ING, BNP, DSF and SEB as mandated lead arrangers, Credit Agricole as agent, security trustee and sustainability coordinator, and BNP as hedge coordinator.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

December 27, 2023		DORIAN LPG LTD.
(registrant)

	By:	/s/ Theodore B. Young
Theodore B. Young
Chief Financial Officer